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       CRIIMI MAE EXPANDS "NO-LOCK" COMMERCIAL MORTGAGE CONDUIT PROGRAM;

  ALSO ANNOUNCES AGREEMENTS TO ACQUIRE SECURITIES FROM TWO CMBS TRANSACTIONS,
                    INCLUDING LARGEST CMBS OFFERING TO DATE


Rockville, MD, March 12, 1998-(NYSE-CMM)-Due the popularity of CRIIMI MAE Inc.'s innovative "No-Lock" commercial mortgage conduit program, the Rockville, Md.-based full-service commercial mortgage company intends to expand the product line to include larger "No-Lock" loans, increase the size of securities offerings backed by "No-Lock" originations and open additional lending offices in Texas and Chicago.

CRIIMI MAE chairman William B. Dockser said, "Borrowers have responded very favorably to the "No-Lock" innovation. There is demand for us to extend the `No-Lock' feature to larger commercial real estate mortgage loans and loan portfolios greater than $30 million. We are working to develop a larger loan "No-Lock" program that would be available before the end of the second quarter."

Like CRIIMI MAE's original "No-Lock" conduit program introduced last summer, the larger "No-Lock" loans would be prepayable anytime: they have no prepayment "lock-outs" and no yield maintenance premiums.

In response to the strong demand for its conduit-type product ranging from $2 million to $30 million, CRIIMI MAE expects its second quarter securitization of these loans to exceed $400 million. The company also has begun originating loans for its second securitization in the fourth quarter, expected to be twice the size of the second quarter transaction. Both of these anticipated transaction amounts include only conduit-type mortgages; they include no originations under the expanded large loan program, which would represent additional volume.

By opening loan origination offices in Chicago and Texas, CRIIMI MAE would bring its regional office total to six.

AGREES TO ACQUIRE SUBORDINATED CMBS FROM TWO OFFERINGS

As part of its on-going program of acquiring subordinated commercial mortgage-backed securities (CMBS), CRIIMI MAE has entered into an agreement with Nomura Asset Capital Corporation to purchase subordinated CMBS with a face amount of approximately $200 million from Asset Securitization Corporation 1998 D-6. This transaction, expected to close by the end of March, is reported to be the largest CMBS transaction to date with total assets of $3.7 billion.

CRIIMI MAE has also entered into an agreement with Merrill Lynch to acquire subordinated CMBS with a face amount of approximately $110 million from Merrill


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Lynch Mortgage Investors, Inc. Series 1998-C2. This transaction is expected to close by the end of April.

The closing of each of these transaction is subject to due diligence by CRIIMI MAE. For both mortgage pools, CRIIMI MAE will be special servicer.

CRIIMI MAE is a full-service commercial mortgage company involved in the acquisition, origination, securitization and servicing of multifamily and commercial mortgages and mortgage related assets throughout the United States. CRIIMI MAE assets total approximately $2.0 billion, and the company performs various servicing functions for a portfolio of commercial mortgage assets totaling approximately $19 billion. CRIIMI MAE offices are located in greater Washington, DC, Boston, Memphis and San Francisco.

NOTE: Certain statements in this news release regarding CRIIMI MAE's business constitute "forward-looking statements" under federal securities laws and are subject to a number of risks and uncertainties. Any such forward-looking statements should not be relied upon as predictions of future events. For a discussion of such risks and uncertainties, which could cause actual results to differ materially from those contained in the forward-looking statements, see "Forward-Looking Statements" in CRIIMI MAE's Annual Report or Form 10-K for the fiscal year ended December 31, 1997.